AT1 Contingent Capital Notes Issuer Free Writing Prospectus dated 31 July, 2015 Registration Statement N0.333 - 203157 The Royal Bank of Scotland Group plc Investor Presentation August 2015

Click to edit Master title style EEA Retail Marketing restrictions 1 The contingent convertible additional tier 1 capital notes described in this presentation and accompanying slides (the “Contingent Capital Notes”) are complex financial instruments and are not a suitable or appropriate investment for all investors . In some jurisdictions, regulatory authorities have adopted or published laws, regulations or guidance with respect to the offer or sale of securities such as the Contingent Capital Notes to retail investors . In particular, in August 2014 , the UK Financial Conduct Authority (the “FCA”) published the Temporary Marketing Restriction (Contingent Convertible Securities) Instrument 2014 (the “TMR”), which took effect on October 1 , 2014 , and, in June 2015 , published the Product Intervention (Contingent Convertible Instruments and Mutual Society Shares) Instrument 2015 , which will replace the TMR from October 1 , 2015 (the “PI”) . Under the rules set out in the TMR (as amended or replaced from time to time, the “TMR Rules”) and in the PI (as amended or replaced from time to time, the “PI Rules” and, together with the TMR Rules, the “MR Rules”) (1) certain contingent write - down or convertible securities (including any beneficial interests therein), such as the Contingent Capital Notes, must not be sold to retail clients in the EEA ; and (2) (a) until October 1 , 2015 , nothing may be done that would or might result in the buying of such securities (or the holding of a beneficial interest in such securities) by a retail client in the EEA (in each case within the meaning of the TMR Rules) or (b) from October 1 , 2015 , there must not be any communication or approval of an invitation or inducement to participate in, acquire or underwrite such securities (or the beneficial interest in such securities) where that invitation or inducement is addressed to or disseminated in such a way that it is likely to be received by a retail client in the EEA (in each case, within the meaning of the PI Rules), other than in accordance with the limited exemptions set out in the applicable MR Rules . The underwriters set out in the Preliminary Prospectus Supplement (the “Underwriters”) are required to comply with the applicable MR Rules, or, if not subject to the MR Rules, they will comply with them as if they were subject to the applicable MR Rules . By purchasing, or making or accepting an offer to purchase, any Contingent Capital Notes (or a beneficial interest in such Contingent Capital Notes) from us and/or the Underwriters, you represent, warrant, agree with and undertake to us and each of the Underwriters that (1) you are not a retail client in the EEA (as defined in the applicable MR Rules) ; (2) whether or not you are subject to the MR Rules, you will not (a) sell or offer the Contingent Capital Notes (or any beneficial interest therein) to retail clients in the EEA or (b) either (i) until October 1 , 2015 , do anything (including the distribution of this document) that would or might result in the buying of the Contingent Capital Notes or the holding of a beneficial interest in the Contingent Capital Notes by a retail client in the EEA (in each case within the meaning of the TMR Rules) or (ii) from October 1 , 2015 , communicate (including the distribution of this document) or approve an invitation or inducement to participate in, acquire, or underwrite the Contingent Capital Notes (or any beneficial interests therein) where that invitation or inducement is addressed to or disseminated in such a way that it is likely to be received by a retail client in the EEA (in each case within the meaning of the PI Rules), and with respect to (i) and (ii) in any such case other than (x) in relation to any sale or offer to sell the Contingent Capital Notes (or any beneficial interests therein) to a retail client in or resident in the United Kingdom, in circumstances that do not and will not give rise to a contravention of the applicable MR Rules by any person and/or (y) in relation to any sale or offer to sell the Contingent Capital Notes (or any beneficial interests therein) to a retail client in any EEA member state other than the United Kingdom, where (A) you have conducted an assessment and concluded that the relevant retail client understands the risks of an investment in the Contingent Capital Notes (or such beneficial interests therein) and is able to bear the potential losses involved in an investment in the Contingent Capital Notes (or such beneficial interests therein) and (B) you have at all times acted in relation to such sale or offer in compliance with the Markets in Financial Instruments Directive ( 2004 / 39 /EC) (“MiFID”) to the extent it applies to you or, to the extent MiFID does not apply to you, in a manner which would be in compliance with MiFID if it were to apply to you ; and (3) you will at all times comply with all applicable laws, regulations and regulatory guidance (whether inside or outside the EEA) relating to the promotion, offering, distribution and/or sale of the Contingent Capital Notes (or any beneficial interests therein), including (without limitation) any such laws, regulations and regulatory guidance relating to determining the appropriateness and/or suitability of an investment in the Contingent Capital Notes (or any beneficial interests therein) by investors in any relevant jurisdiction . Where acting as agent on behalf of a disclosed or undisclosed client when purchasing, or making or accepting an offer to purchase, any Contingent Capital Notes (or any beneficial interests therein) from us and/or the Underwriters the foregoing representations, warranties, agreements and undertakings will be given by and be binding upon both the agent and its underlying client .

Disclaimer

Certain sections in this document contain 'forward-looking statements' as that term is defined in the United States Private Securities Litigation Reform Act of 1995, such as statements that include the words 'expect', 'estimate', 'project', 'anticipate', 'believe', 'should', 'intend', 'plan', 'could', 'probability', 'risk', 'Value-at-Risk (VaR)', 'target', 'goal', 'objective', 'may', 'endeavour', 'outlook', 'optimistic', 'prospects' and similar expressions or variations on these expressions.

In particular, this document includes forward-looking statements relating, but not limited to: The Royal Bank of Scotland Group plc's (RBS) transformation plan (which includes RBS's 2013/2014 strategic plan relating to the implementation of its new divisional and functional structure and the continuation of its balance sheet reduction programme including its proposed divestments of Citizens Financial Group, Inc. ("CFG") and Williams & Glyn, RBS's information technology and operational investment plan, the proposed restructuring of RBS's CIB business and the restructuring of RBS as a result of the implementation of the regulatory ring-fencing regime, together the "Transformation Plan"), as well as restructuring, capital and strategic plans, divestments, capitalisation, portfolios, net interest margin, capital and leverage ratios, liquidity, risk-weighted assets (RWAs), RWA equivalents (RWAe), Pillar 2A, Maximum Distributable Amount (MDA), total loss absorbing capacity (TLAC), minimum requirements for eligible liabilities (MREL), return on equity (ROE), profitability, cost:income ratios, loan:deposit ratios, anticipated AT1 and other capital raising plans, funding and risk profile; litigation, government and regulatory investigations including investigations relating to the setting of interest rates and foreign exchange trading and rate setting activities; costs or exposures borne by RBS arising out of the origination or sale of mortgages or mortgage-backed securities in the US; investigations relating to business conduct and the costs of resulting customer redress and legal proceedings; RBS's future financial performance; the level and extent of future impairments and write-downs; and RBS's exposure to political risks, credit rating risk and to various types of market risks, such as interest rate risk, foreign exchange rate risk and commodity and equity price risk. These statements are based on current plans, estimates, targets and projections, and are subject to inherent risks, uncertainties and other factors which could cause actual results to differ materially from the future results expressed or implied by such forward-looking statements. For example, certain market risk and other disclosures are dependent on choices relying on key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and, as a result, actual future gains and losses could differ materially from those that have been estimated.

Other factors that could adversely affect our results and the accuracy of forward-looking statements in this document include the risk factors and other uncertainties discussed in the 2014 Annual Report and Accounts and the 2015 Interim Results. These include the significant risks for RBS presented by the execution of the Transformation Plan; RBS's ability to successfully implement the various initiatives that are comprised in the Transformation Plan, particularly the balance sheet reduction programme including the divestment of Williams & Glyn and its remaining stake in CFG, the proposed restructuring of its CIB business and the significant restructuring undertaken by RBS as a result of the implementation of the ring fence; whether RBS will emerge from implementing the Transformation Plan as a viable, competitive, customer-focused and profitable bank; RBS's ability to achieve its capital targets which depend on RBS's success in reducing the size of its business; the cost and complexity of the implementation of the ring-fence and the extent to which it will have a material adverse effect on RBS; the risk of failure to realise the benefit of RBS's substantial investments in its information technology and operational infrastructure and systems, the significant changes, complexity and costs relating to the implementation of the Transformation Plan, the risks of lower revenues resulting from lower customer retention and revenue generation as RBS refocuses on the UK as well as increasing competition. In addition, there are other risks and uncertainties. These include RBS's ability to attract and retain qualified personnel; uncertainties regarding the outcomes of legal, regulatory and governmental actions and investigations that RBS is subject to (including active civil and criminal investigations) and any resulting material adverse effect on RBS of unfavourable outcomes; heightened regulatory and governmental scrutiny and the increasingly regulated environment in which RBS operates; uncertainty relating to how policies of the new government elected in the May 2015 UK election may impact RBS including a possible referendum on the UK's membership of the EU and the consequences arising from it; operational risks that are inherent in RBS's business and that could increase as RBS implements its Transformation Plan; the potential negative impact on RBS's business of actual or perceived global economic and financial market conditions and other global risks; how RBS will be increasingly impacted by UK developments as its operations become gradually more focused on the UK; uncertainties regarding RBS exposure to any weakening of economies within the EU and renewed threat of default or exit by certain countries in the Eurozone; the risks resulting from RBS implementing the State Aid restructuring plan including with respect to the disposal of certain assets and businesses as announced or required as part of the State Aid restructuring plan; the achievement of capital and costs reduction targets; ineffective management of capital or changes to regulatory requirements relating to capital adequacy and liquidity; the ability to access sufficient sources of capital, liquidity and funding when required; deteriorations in borrower and counterparty credit quality; the extent of future write-downs and impairment charges caused by depressed asset valuations; the value and effectiveness of any credit protection purchased by RBS; the impact of unanticipated turbulence in interest rates, yield curves, foreign currency exchange rates, credit spreads, bond prices, commodity prices, equity prices; basis, volatility and correlation risks; changes in the credit ratings of RBS; changes to the valuation of financial instruments recorded at fair value; competition and consolidation in the banking sector; regulatory or legal changes (including those requiring any restructuring of RBS's operations); changes to the monetary and interest rate policies of central banks and other governmental and regulatory bodies and continued prolonged periods of low interest rates; changes in UK and foreign laws, regulations, accounting standards and taxes; impairments of goodwill; the high dependence of RBS's operations on its information technology systems and its increasing exposure to cyber security threats; the reputational risks inherent in RBS's operations; the risk that RBS may suffer losses due to employee misconduct; pension fund shortfalls; the recoverability of deferred tax assets; HM Treasury exercising influence over the operations of RBS; limitations on, or additional requirements imposed on, RBS's activities as a result of HM Treasury's investment in RBS; and the success of RBS in managing the risks involved in the foregoing.

The forward-looking statements contained in this document speak only as of the date of this announcement, and RBS does not undertake to update any forward-looking statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The information, statements and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or solicitation of any offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments.

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Click to edit Master title style Important Notice This presentation has been produced by The Royal Bank of Scotland Group plc (“RBS”) solely for use at investor presentations held in connection with the offering of the Contingent Capital Notes and may not be reproduced or redistributed, in whole or in part, to any other person . This presentation constitutes a free writing prospectus for purposes of the Securities Act of 1933 . RBS filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) on April 1 , 2015 and will file a preliminary prospectus supplement for the offering of the Contingent Capital Notes to which this investor presentation relates . Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus relating to the offering of the Contingent Capital Notes (when filed) and other documents that RBS will file with the SEC for more complete information about RBS and this offering . The preliminary prospectus and the registration statement (including the prospectus) may be accessed through the SEC’s website at www . sec . gov . Alternatively, RBS Securities Inc . will arrange to send you the prospectus and preliminary prospectus supplement at no charge if you request it by calling 1 - 866 - 884 - 2071 . This presentation is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) persons who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities falling within Article 49 (2) of the Order or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK Financial Services and Markets Act 2000 ) in connection with the issue and sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being the “relevant persons”) . This presentation is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons . Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons . No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Contingent Capital Notes or the possession, circulation or distribution of this presentation or the preliminary prospectus supplement in any jurisdiction where action for that purpose is required . Accordingly, the Contingent Capital Notes may not be offered or sold, directly or indirectly, and neither this presentation, the preliminary prospectus supplement nor any other offering material or advertisement in connection with the Contingent Capital Notes may be distributed or published in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction . Risks Associated with the Contingent Capital Securities Investing in the Contingent Capital Notes described in this presentation and in the preliminary prospectus supplement involves significant risks . You should reach your own investment decision only after consultation with your own financial and legal advisers about risks associated with an investment in the Contingent Capital Notes and the suitability of investing in the Contingent Capital Notes in light of the particular characteristics and terms of the Contingent Capital Notes and of your particular financial circumstances . As part of making an investment decision, you should make sure you thoroughly understand the Contingent Capital Notes terms including 1) the provisions governing automatic conversion of the Contingent Capital Notes into ordinary shares of RBS (including, in particular, the circumstances under which such conversion may occur), 2) the agreement by you to be bound by the exercise of any UK bail - in power by the relevant UK resolution authority, 3) that interest is due and payable only at the sole discretion of RBS and, in some circumstances, shall not be paid, and any such interest not paid shall be cancelled, 4) that there is no scheduled repayment date for the principal of the Contingent Capital Notes, and 5) that the Contingent Capital Notes are not redeemable at the option or election of holders . You should also carefully consider the risk factors and the other information contained in the preliminary prospectus supplement, the accompanying prospectus, RBS’s 2014 annual report on Form 20 - F filed with the SEC on March 31 , 2015 , the Form 6 K [submitted to the SEC on 30 July 2015 ] including RBS’s interim result for the half year ended 30 June 2013 , and the other information included and incorporated by reference in the preliminary prospectus supplement and the accompanying prospectus, all of which are accessible for free at www . sec . gov, before deciding to invest in the Contingent Capital Notes . Disclaimer (continued) 3

Click to edit Master title style Summary Three areas of management focus 1. Building a strong Go - Forward Bank 2. Accelerating the run - down of the Exit Bank 3. Addressing outstanding conduct / litigation and further strengthening capital / balance sheet resilience H1 / Q2 results demonstrate solid further progress across all three fronts Credit story rapidly improving ▪ Robust liquidity, limited funding needs ▪ Core capital up 370bps in the last six quarters ▪ Accelerated de - risking across various portfolios Inaugural AT1 ▪ SEC registered USD CRD IV - compliant AT1 ▪ 7% CET1 trigger with equity conversion 4

Strategy Update

Click to edit Master title style Our Go - Forward Bank Building on our franchise strengths UK Personal Banking Private Banking Business Banking Commercial Corporates / £ Republic of Ireland #2 (1) #1 (2) #1 (3) #1 (4) #1 – #3 (5) #3 (6) RWAs Revenues Adj. costs (7) Adj. RoE (7) Target cost - income £bn 178 6.0 3.4 14% <50% (1) # 2 GB Personal main current accounts . Source : GfK FRS, RBS and NatWest market share, 6 months ending April 2015 . (2) # 1 UK Private bank (based on internal analysis) . (3) Estimated 22 % share of GB Business Banking main bank relationships . Source : Charterhouse Research GB Business Banking Survey, 12 months ending March 2015 , based on 12 , 278 businesses with annual turnover of £ 0 - £ 2 m ( 2 , 899 start - ups), weighted by region and turnover to be representative of businesses in GB (GB – UK excluding Northern Ireland) . (4) Charterhouse Research GB Business Banking Survey, 12 months ending March 2015 , estimated 30 % RBS and NatWest market share based on 2 , 388 businesses with annual turnover of £ 2 - £ 25 m . (5) # 1 - European Large Corporate Banking Greenwich Share Leader - United Kingdom Greenwich Quality Leader - European Large Corporate Banking - United Kingdom . Source : Greenwich Associates Share Leaders 2014 . Top 3 for £ DCM issuance among both Corporates and Financial Institutions . Source : Dealogic . (6) # 3 14 % share of main money transmission account (“MTA”) in RI UB Corporate . Source : PWC Business Banking Tracker Survey 2014 . # 3 estimated 14 % share of main MTA in RI UB Retail . Source : Ipsos Mori MFS Tracking Study Q 1 2015 . (7) Excludes restructuring and litigation and conduct costs . Segmental RoE is calculated using operating profit after tax on a non - statutory basis adjusted for preference share dividends divided by average notional equity (based on 13 % of average RWAe) . Total RBS RoE is calculated using operating profit after tax on a non - statutory basis less preference dividends divided by average RBS tangible equity . Franchise Position H1 2015 Illustrative Go - Forward Bank 5

Click to edit Master title style Good progress against 2015 goals Priorities 2015 Goals H1 Progress Strength & sustainability ▪ RWAs reduced to below £300bn ▪ RCR exit substantially complete ▪ Citizens exit ▪ AT1 issuance (£2bn) ▪ £326bn ▪ Funded assets down 78% since initial pool of assets identified (1) ▪ Further sell - down priced in late July 2015 (2) ▪ Inaugural AT1 issuance launched Customer experience Simplifying the bank Supporting growth Employee engagement ▪ Improvements in NatWest Personal. NatWest Business, RBS Business (3) Ulster Bank Personal (Northern Ireland) (4) ▪ Over £700m annualised cost savings achieved in H1 ▪ 2% annualised growth in UK PBB and Commercial Banking ▪ Progress report in Q4 2015 ▪ Lending growth in strategic segments in line with nominal UK GDP growth ▪ Raise employee engagement index to within 8% of Global Financial Services norm ▪ Net Promoter Score (NPS) improvement in every UK customer franchise ▪ Cost reduction of £800m (5) (1) Funded assets are down 71% since 1 Jan 2014. (2) Following the Offering and the directed buy back, RBSG will continue to hold up to 23.4% of CFG’s shares of common stock (20. 9% assuming exercise of the entire over - allotment option). (3) Further details in RBS’s 2015 Interim Results filed on Form 6 - K (4) Source: Internal research – Coyne Research June 15 based on 4 quarter roll with latest base size 365. (5) Excludes restructuring, conduct, litigation and intangible write - off charges as well as the operating costs of Citizens Financial Group and Williams & Glyn. 6

Click to edit Master title style Illustrative Go - Forward Bank and Exit Bank profile 7 Please refer to slide 25 for notes to the table and details on basis of preparation. (£bn) PBB (1) CPB (2) CIB Go - Forward (3) Other Go - Forward (4) Total Go - Forward Citizens CIB Capital Resolution (3) RCR W&G (5) Int’l Private Banking Other Investments Total Exit Group Income (6) 1.5 1.1 0.4 0.1 3.1 0.8 0.1 0.1 0.2 0.1 - 1.3 4.4 Adj. costs (6, 7) (0.9) (0.5) (0.4) 0.1 (1.7) (0.5) (0.3) (0.1) (0.1) - - (1.0) (2.7) Impairment releases (6) - - - - - (0.1) - 0.2 - - - 0.1 0.1 Adj. op. profit (6,7) 0.6 0.6 - 0.2 1.4 0.2 (0.2) 0.2 0.1 0.1 - 0.4 1.8 Funded Assets (9) 142 107 149 105 503 83 62 8 20 5 1 179 682 L&A to customers 129 101 27 2 259 61 31 6 20 3 - 121 380 Customer deposits 147 120 22 2 291 64 27 1 23 7 - 122 413 RWAs 52 75 43 8 178 70 45 14 11 2 6 148 326 Adj. RoE (%) (6,7,8) 29% 13% nm nm 16% 7% nm nm nm 9% 10% 5% 11% Illustrative Go - Forward Bank profile (Q2 2015) Exit group overview (pro - forma 2014) Total RBS Illustrative Exit Bank (Q2 2015)

Click to edit Master title style Exit Bank Targeting material reduction by Q4 2016 2015 2016 Citizens ▪ Further sell - down priced in late July 2015 (1) ▪ Targeting full exit by year end CIB Capital Resolution ▪ ≥£25bn target RWA reduction for CIB (2) ▪ Further material RWA reduction RCR ▪ Wind - down to ≤ 15% of initial funded assets (£5.7bn) ▪ Stub merged into CIB Capital Resolution Williams & Glyn ▪ Targeting IPO by year end 2016 International Private Banking ▪ Sale announced Q1 2015 ▪ Partial completion in Q4 2015 ▪ Full exit during H1 2016 - - (1) Following the Offering and the directed buy back, RBSG will continue to hold up to 23.4% of CFG’s shares of common stock (20. 9% assuming exercise of the entire over - allotment option). (2) CIB Division not just Exit Group 8

Click to edit Master title style Other issues we need to address Conduct and litigation (1) Capital resilience Regulatory / accounting developments Dealing with legacy issues Strengthening capital and reducing balance sheet stress volatility Readying the bank for future developments Including:  US RMBS litigation, Governmental and regulatory investigations  On - going FX investigations  2008 capital raising class action suit  Various UK customer redress issues  On - going FCA investigation into GRG Tomlinson report  Inaugural AT1 issuance launched  Managing for value the existing T1 / T2 capital stack (2)  Making final Dividend Access Share payment (£1.18bn)  Managing defined benefit pension deficit  Improving stress test results  Resuming dividends / buybacks (3)  Preparing for ring - fencing  Enhancing the resolvability of the Bank  Preparing for the introduction of IFRS 9 (1) Please refer to risk factors and other uncertainties discussed in RBS’s 2014 annual report filed on Form - 20F and the summary ri sk factors in RBS’s Interim Results filed on Form 6 - K. Please also refer to the litigation, investigations and reviews section in RBS’s 2014 annual report filed on Form - 20F and in the Notes to RBS’s 2015 Inte rim Results filed on Form 6 - K. (2) Subject to any regulatory approval . (3) Subject to PRA approval. In addition, key milestones before seeking PRA approval for capital distributions would include, among other consid era tions, reaching the 13% CET1 ratio target, achieving confidence in sustainable profitability, improved stress - testing results and operating within risk appetite, peak of litigation and conduct costs passed a nd at least £2 billion of AT1 raised. 9

Click to edit Master title style US RMBS litigation, Governmental and regulatory investigations Comments Civil Litigation ▪ More than 25 lawsuits outstanding involving the issuance of approximately $45bn (original principal balance) of mortgage - backed securities ▪ FHFA (Connecticut) - $32bn ▪ NCUA Cases - $3.6bn ▪ FHLB Cases - $1.7bn ▪ Novastar class action - $2.4bn ▪ Other - $4.9bn, 24 cases Department of Justice (“DoJ”) ▪ Active investigation continues ▪ RBS co - operating State Attorneys General ▪ Investigations by several State Attorneys General and agencies ▪ RBS co - operating Please refer to Note 16 “Litigation, investigations and reviews” in RBS’s Interim Results filed on Form 6 - K for further informat ion (1) Please refer to risk factors and other uncertainties discussed in RBS’s 2014 annual report filed on Form - 20F and the summary ri sk factors in RBS’s Interim Results filed on Form 6 - K. Please also refer to the litigation, investigations and reviews section in RBS’s 2014 annual report filed on Form - 20F and in the Notes to RBS’s Interim R esults filed on Form 6 - K . 10

Click to edit Master title style Other issues we need to address Conduct and litigation (1) Capital resilience Regulatory / accounting developments Dealing with legacy issues Strengthening capital and reducing balance sheet stress volatility Readying the bank for future developments Including:  US RMBS litigation, Governmental and regulatory investigations  On - going FX investigations  2008 capital raising class action suit  Various UK customer redress issues  On - going FCA investigation into GRG Tomlinson report  Inaugural AT1 issuance launched  Managing for value the existing T1 / T2 capital stack (2)  Making final Dividend Access Share payment (£1.18bn)  Managing defined benefit pension deficit  Improving stress test results  Resuming dividends / buybacks (3)  Preparing for ring - fencing  Enhancing the resolvability of the Bank  Preparing for the introduction of IFRS 9 11 (1) Please refer to risk factors and other uncertainties discussed in RBS’s 2014 annual report filed on Form - 20F and the summary ri sk factors in RBS’s Interim Results filed on Form 6 - K. Please also refer to the litigation, investigations and reviews section in RBS’s 2014 annual report filed on Form - 20F and in the Notes to RBS’s 2015 Inte rim Results filed on Form 6 - K. (2) Subject to any regulatory approval . (3) Subject to PRA approval. In addition, key milestones before seeking PRA approval for capital distributions would include, among other consid era tions, reaching the 13% CET1 ratio target, achieving confidence in sustainable profitability, improved stress - testing results and operating within risk appetite, peak of litigation and conduct costs passed a nd at least £2 billion of AT1 raised.

Click to edit Master title style (1) Pro - forma impact of the full disposal of Citizens at 30 June 2015. Assumes full removal of RWAs excluding operational risk and, for simplicity, no capital gains or losses assumed. Risk Elements In Lending (£bn) Q2 2015 3.0% (1) 12.3% 15.3% Q4 2013 8.6% Pro - forma for full Citizens exit and de - consolidation (40.8% ownership as at 30 th June) Ex RCR 11.3 RCR 7.4 39.4 Ex RCR 15.3 RCR 24.1 - 53% Q2 2015 18.7 1 J an 2014 Improved capital resilience CET1 Capital Ratio: 13% Target Non Performing Loans +670bps +370bps We need to achieve various milestones before we return to capital distributions these include sustained profitability, improved stress test results and resolving our major conduct and litigation issues. As a result and subject to PRA approval, we do not expect in our central planning scenario to be in a position to return to capital distributions until Q1 2017 at the earliest 12

Click to edit Master title style Other issues we need to address Conduct and litigation (1) Capital resilience Regulatory / accounting developments Dealing with legacy issues Strengthening capital and reducing balance sheet stress volatility Readying the bank for future developments Including:  US RMBS litigation, Governemental and regulatory investigations  On - going FX investigations  2008 capital raising class action suit  Various UK customer redress issues  On - going FCA investigation into GRG Tomlinson report  Inaugural AT1 issuance launched  Managing for value the existing T1 / T2 capital stack (2)  Making final Dividend Access Share payment (£1.18bn)  Managing defined benefit pension deficit  Improving stress test results  Resuming dividends / buybacks (3)  Preparing for ring - fencing  Enhancing the resolvability of the Bank  Preparing for the introduction of IFRS 9 13 (1) Please refer to risk factors and other uncertainties discussed in RBS’s 2014 annual report filed on Form - 20F and the summary ri sk factors in RBS’s Interim Results filed on Form 6 - K. Please also refer to the litigation, investigations and reviews section in RBS’s 2014 annual report filed on Form - 20F and in the Notes to RBS’s 2015 Inte rim Results filed on Form 6 - K. (2) Subject to any regulatory approval . (3) Subject to PRA approval. In addition, key milestones before seeking PRA approval for capital distributions would include, among other consid era tions, reaching the 13% CET1 ratio target, achieving confidence in sustainable profitability, improved stress - testing results and operating within risk appetite, peak of litigation and conduct costs passed a nd at least £2 billion of AT1 raised.

AT1 Overview

Click to edit Master title style Summary term sheet (1) Issuer The Royal Bank of Scotland Group plc Expected Issue Rating Standard & Poor’s ‘B’; Fitch ‘BB - ’ Issue Perpetual Subordinated Contingent Convertible Additional Tier 1 Capital Notes (the “Contingent Capital Notes”) Form SEC Registered Denominations $200,000, integral multiples of $1,000 in excess thereof Coupon Structure Fixed until the First Call Date, reset every 5 years thereafter (non - step). Payable quarterly, subject to interest cancellation Interest Cancellation Non - cumulative, fully discretionary, also subject to mandatory restrictions on interest payments if: (i) insufficient Distributa ble Items; (ii) Solvency Condition is not satisfied. Also subject to mandatory cancellation to the extent any Maximum Distributable Amount re str iction applies Optional Redemption On the First Call Date (2020) and every 5 years thereafter at par with accrued interest, subject to regulatory approval. Call abl e at any time on Capital Disqualification Event or Tax Event at par with accrued interest, subject to regulatory approval Capital Disqualification Event The Contingent Capital Notes are fully excluded from the Tier 1 Capital of the Issuer or the Regulatory Group (2) Tax Event As a result of a change in tax, certain customary tax events occur (3) Conversion into ordinary shares Conversion into RBS ordinary shares upon a Conversion Trigger Event Conversion Price [$  ] , subject to certain anti - dilution adjustments. The Conversion Price is expected to be fixed at approximately two thirds of the price in pounds sterling of our ordinary shares on the date of pricing of the Contingent Capital Notes and translated into US dollars at an applicable exchange rate on the same date Conversion Trigger Event Regulatory Group CET1 Ratio < 7% (calculated on an end - point CRD IV basis) Settlement Shares Offer RBS may elect that some or all of the ordinary shares issued upon a Conversion Trigger Event, first be offered for sale to al l o r some of RBS’s existing shareholders at no less than the Conversion Price (prevailing sterling equivalent) Bail - in Each holder of the Contingent Capital Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of any UK bail - in power Governing Law New York law, except subordination provisions which are governed by, and construed in accordance with the laws of Scotland (1) Please refer to Preliminary Prospectus Supplement for capitalised terms. (2) Regulatory Group means RBS, RBS’s subsidiary undertakings, participations, participating interests and any subsidiary underta ki ngs, participations or participating interests held (directly or indirectly) by any of RBS’s subsidiary undertakings from time to time and any other un dertakings from time to time consolidated with RBS for regulatory purposes, in each case in accordance with the rules and guidance of the PRA then in effect. (3) Loss of tax deductibility or withholding tax on interest only; there is no withholding tax gross - up on principal as clarified in the EBA’s report “On the monitoring of Additional Tier 1 (AT1) instruments of EU institutions – Update of 29 May 2015” 14

Click to edit Master title style Current assessment of appropriate buffers Target CET1 ratio versus maximum distributable amount (“MDA”) trigger, % 10.4 7.0 4.54.5 1.91.9 2.5 1.5 2.6 5.3 12.3 H1 2015 13.0 Management CET1 Target Estimated "Fully Phased" 2019 MDA 10.4 7.4 0.6 0.4 Estimated 2016 MDA Initial "Phase In" Pillar 1 minimum requirement Pillar 2A (varies at least annually) G - SIB Capital Conservation Buffer Illustrative headroom to trigger (1) (4) (3) (6) H1 2015 illustrative headroom to trigger (2) (1) (5) (1) Headroom may vary over time and may be less in future. (2) Minimum 7% CET1 requirement from 1 January 2014 based on an end - point CRR definition, as set out in PRA’s supervisory statement SS3/13. The Contingent Capital Notes Conversion Trigger Event is also set at CET1 <7%. (3) RBS’s Pillar 2A CET1 requirement is 1.9% of RWAs as at end - June 2015. Pillar 2A guidance is a point in time assessment of the a mount of capital the PRA considers the bank should hold to meet the overall financial adequacy rule and is subject to change over time including as a res ult of at least annual assessment and supervisory review process. (4) Pillar 2A requirement held constant over the period presented for illustration purposes, requirement is expected to vary over time and is subject to at lea st annual review. (5) Assumes no material Counter Cyclical Buffer requirement. (6) Based on 13% CET1 target during the period of CIB restructuring. Note: D - SIB and issuance requirements as yet unknown. TLAC and MREL requirements remain subject to significant uncertainty. RBS is unable to estimate with certainty the impact these rules would have on its overall capital and loss absorption requirements. The final MREL and TLAC rules and any secondary implementing legislation may require RBS to ra ise materially more capital and loss absorbing debt securities, and may result in existing securities issued by RBS ceasing to count towards its regulatory capital and loss absorbency requirements. Requirements could re duce capital buffers and result in MDA restrictions. This illustration does not reflect the anticipated impact of RBS’s Transformation Plan, including proposed restructuring and balance sheet reduction, which are subj ect to significant uncertainties. 15

Click to edit Master title style RBS’s current intention to service discretionary coupons of the Contingent Capital Notes (1)  The Contingent Capital Notes rank senior to RBS’s ordinary shares and B shares  It is the current intention of RBS’s board of directors that, whenever exercising its discretion to declare dividends on ordinary shares and B shares, or its discretion to cancel interest on the Contingent Capital Notes, the board of directors will take into account the relative ranking of these instruments in the capital structure  However, RBS’s board of directors may depart from that current intention at any time in its sole discretion without prior notice to the holders of the Contingent Capital Notes  Following the end of European Commission restrictions, discretionary coupon payments were resumed by RBS at the earliest possible date. Ordinary shares have been, and may continue to be, issued to part fund the payments  RBS Group plc (solo entity) H1 2015 Retained Earnings £17.9bn (2) 16 (1) Payment of coupons is fully discretionary and also subject to mandatory restrictions if (i) insufficient Distributable Items, ( ii) Solvency Condition is not satisfied and (iii) any Maximum Distributable Amount restriction is applicable. (2) RBS has given notice to redeem $1.9 billion of its outstanding dollar preference shares represented by American depositary sh ar es on 1 September 2015. The redemption of these securities will reduce RBS’s retained earnings by approximately £1.2 billion

Click to edit Master title style Estimated future TLAC requirements (1) TLAC eligible bonds 4 - 8% CET1 Capital Conservation Buffer 2.5% Tier 2 ~ 3.0% CET1 Discretionary Buffer CET1 Pillar 1 4.5% CET1 Pillar 2A 1.9% AT1 ~ 2.0% Estimated total capital requirement 20 - 24% (2) Total Loss Absorbing Capacity (1) 16 - 20% Example of potential total loss absorbing capacity (“TLAC”) requirement for RBS (Assumes Minimum Requirements for Own Funds and Eligible Liabilities (“MREL”) complementary to current TLAC proposals)  Single Point of Entry – c.£7bn issued from RBS Group plc (holdco) since 2012  c.£3 - 5bn annual issuance may be required 2015 - 19 to satisfy 20% TLAC  Target AT1 requirement of c.£4 - 5bn - o/w £2bn AT1 issuance planned for 2015 CET1 G - SIB 1.5% (3) (4) (4) (1) TLAC and MREL requirements remain subject to significant uncertainty. RBS is unable to estimate with certainty the impact the se rules would have on its overall capital and loss absorption requirements. The final MREL and TLAC rules and any secondary implementing legislation may require RBS to raise materially more capital and loss absorbing deb t s ecurities, and may result in existing securities issued by RBS ceasing to count towards its regulatory capital and loss absorbency requirements. (2) Assumes PRA Buffer (Pillar 2B) not being in excess of G - SIB and Capital Conservation Buffer and no material Counter Cyclical Bu ffer requirement. Both requirements are expected to vary over time. (3) RBS’s Pillar 2A CET1 requirement is 1.9% of RWAs as at end - June 2015. Pillar 2A guidance is a point in time assessment of the a mount of capital the PRA consider the bank should hold to meet the overall financial adequacy rule and is subject to change over time including as a result of at least annual assessme nt and supervisory review process. Pillar 2A requirement held constant for illustration purposes, requirement is expected to vary over time and is subject to at least annual review. This illustration does not reflect the an tic ipated impact of RBS’s Transformation Plan, including proposed restructuring and balance sheet reduction, which are subject to significant uncertainties. (4) Assumes successful implementation and delivery of RBS’s proposed Transformation Plan, including the CIB restructuring and bal an ce sheet risk reduction programmes. 17

Summary

Click to edit Master title style Summary Three areas of management focus 1. Building a strong Go - Forward Bank 2. Accelerating the run - down of the Exit Bank 3. Addressing outstanding conduct / litigation and further strengthening capital / balance sheet resilience H1 / Q2 results demonstrate solid further progress across all three fronts Credit story rapidly improving ▪ Robust liquidity, limited funding needs ▪ Core capital up 370bps in the last six quarters ▪ Accelerated de - risking across various portfolios Inaugural AT1 ▪ SEC registered USD CRD IV - compliant AT1 ▪ 7% CET1 trigger with equity conversion 18

Additional Materials

Click to edit Master title style Precedent transactions Issue Date August 2015 23 March 2015 3 April 2014 13 June 2014 (part of 3 - currency 3 - tranche) Size and Currency $[ Ɣ ]m $ 2,450m $ 1,675m $1,211m Type PerpNC 5, PerpNC5.5 PerpNC10 PerpNC5 Coupon [ Ɣ ], 6.375% 7.500% 6.625% Current AT1 Rating (M/S/F) - / B / BB - Baa3 / - / BBB - / BB - / BB+ - / B+ / BB+ Offer Format SEC Registered SEC Registered SEC Registered SEC Registered Coupon Structure Fixed until First Call Date, reset every 5 years thereafter (non - step) Fixed until First Call Date, reset every 5 years thereafter (non - step) Fixed until First Call Date, reset every 5 years thereafter (non - step) Fixed until First Call Date, reset every 5 years thereafter (non - step) Coupon Cancellation Non - cumulative, fully discretionary Non - cumulative, fully discretionary Non - cumulative, fully discretionary Non - cumulative, fully discretionary Issuer Calls Optional redemption in Year 5 and on any Reset Date thereafter, at par Issuer call in case of regulatory reasons (full loss of Tier 1 treatment) or tax reasons, each at par Subject to regulatory approval Optional redemption in Year 5.5 and on any Reset Date thereafter, at par Issuer call in case of regulatory reasons (full loss of Tier 1 treatment) or tax reasons, each at par Subject to regulatory approval Optional redemption in Year 10 and on any Reset Date thereafter, at par Issuer call in case of regulatory reasons (full loss of Tier 1 treatment) or tax reasons, each at par Subject to regulatory approval Optional redemption in Year 5 and on any Reset Date thereafter, at par Issuer call in case of regulatory reasons (full loss of Tier 1 treatment) or tax reasons, each at par Subject to regulatory approval Principal Loss Absorption Conversion into ordinary shares if end - point CRD IV CET1 ratio is <7% Conversion into ordinary shares if end - point CRD IV CET1 ratio is <7% Conversion into ordinary shares if end - point CRD IV CET1 ratio is <7% Conversion into ordinary shares if end - point CRD IV CET1 ratio is <7% Conversion Mechanics The Conversion Price is expected to be fixed at approximately two thirds of the price in pounds sterling of our ordinary shares on the date of pricing of the Contingent Capital Notes and translated into US dollars at an applicable exchange rate on the same date Converts into ordinary shares at a price equivalent to c.40% of the share price at the time of issuance and translated into $ at the prevailing exchange rate Converts into ordinary shares at a price equivalent to c.80% of the share price at the time of issuance and translated into $ at the prevailing exchange rate Converts into ordinary shares at a price equivalent to c.67% of the share price at the time of issuance and translated into $ at the prevailing exchange rate Settlement Shares Offer Yes Yes Yes Yes Non - viability Loss Absorption Contractual acknowledgement of the UK bail - in power Contractual acknowledgement of the UK bail - in power Contractual acknowledgement of the UK bail - in power Contractual acknowledgement of the UK bail - in power Denomination 200k x 1k 200k x 1k 200k x 1k 200k x 1k Governing Law New York law (subordination – laws of Scotland) New York law (subordination – English law) New York law (subordination – laws of Scotland) New York law (subordination – English law) Source: Offering documents (see final/preliminary documents for full terms). 19

Click to edit Master title style Conversion mechanism Conversion Date T = 0 Settlement Shares Offer Period Max 40 business days after delivery of Settlement Share offer notice Settlement Date Settlement Shares Offer Notice Max T+10 days ▪ Contingent Capital Notes converted into ordinary shares of The Royal Bank of Scotland Group plc (“RBS”) ▪ Settlement Shares will be delivered to the Settlement Shares Depository ▪ RBS’s obligations to Contingent Capital Notes holders irrevocably discharged by delivery to Settlement Shares Depository ▪ Offer open to RBS’s ordinary shareholders to purchase Settlement Shares ▪ On completion of any Settlement Shares Offer the Settlement Shares Depository will deliver the Settlement Shares, American Depositary Shares or any alternative consideration, or a combination to Contingent Capital Notes holders ▪ If no ordinary shares are sold or if no Settlement Share Offer is conducted, the Settlement Shares Depository will deliver to the Contingent Capital Note holders the relevant number of Settlement Shares that would have been received had RBS not elected to carry out a Settlement Shares Offer  No adjustment to the conversion price of the B shares upon issuance of the Contingent Capital Notes  Instead, a determination as to whether such adjustment is necessary will be made following a Conversion Trigger Event, if applicable, based on the price of RBS’s ordinary shares at that time ▪ Within 10 Business Days following Conversion Date , RBS may elect that the Settlement Shares Depository offer all or some of the Settlement Shares issued subject to certain anti - dilution adjustments to some or all of RBS’s shareholders at no less than the Conversion Price upon Automatic Conversion 20

Click to edit Master title style RBS Group plc  Royal Bank of Scotland (Scottish customers)  Adam & Co. Scotland Rest of UK Ireland  RBS International  Isle of Man Bank RBS International NRFB (2) CIB NRFB (2) Ring - Fenced Bank  NatWest  Coutts UK  Lombard  Ulster Bank NI  Ulster Bank RoI  RBS plc legal entity (3) ~80% of RWAs ~5% of RWAs ~15% of RWAs (1) The proposed future ICB structure comprises part of the preliminary plan submitted to the PRA on 6 January 2015 and is subjec t, amongst other matters, to (i) further analysis and possible amendment following discussions with the PRA and finalisation of the ring - fencing legislation and the PRA ring - fencing rules, (ii) all applicable regulatory and other approvals and (iii) employee consultation procedures. (2) Non - Ring Fenced Bank. (3) RBS plc will own most of our activities outside the ring - fence - primarily our Markets business (Rates, Currencies, DCM) and some corporate a ctivity, as well as our US broker - dealer, RBSSI. Proposed future ICB structure (1) 21

Click to edit Master title style ▪ Income up 1% Q/Q, benefiting from IFRS volatility offset by the reduced scale of CIB ▪ NIM 2.23%, down 3bps Q/Q reflecting competitive conditions in domestic markets and a further slight decline in the standard variable rate mortgage book, partially offset by some further small adjustments to deposit pricing ▪ Operating expenses (1) down 3% Q/Q. On track to deliver £800m of cost reductions over 2015 (2) ▪ Q2 2015 net impairment releases of £141m, reflecting continuing benign credit conditions and principally reflecting releases on disposal within RCR ▪ Q2 2015 attributable profit includes: – £459m Litigation & conduct costs – £1,050m Restructuring Costs, as the pace of restructuring accelerated – Net £211m gain reflecting the improved market value of Citizens during Q2 (1) Excluding restructuring and litigation and conduct costs. (2) Excludes restructuring, conduct, litigation and intangible asset write - off charges as well as the operating costs of Citizens Financial Group and Williams & Glyn. RBS Q2 2015 results – P&L Q2 2015 vs. Q1 2015 P&L (£m) Q2 2015 vs. Q1 2015 (%) Income 4,369 +1% Operating expenses (1) (2,697) (3%) Restructuring costs (1,050) +132% Litigation & conduct costs (459) (46%) (Impairments) / releases 141 +55% Operating profit 304 (6%) Other items (11) nm Attributable profit / (loss) 293 nm Key metrics Net interest margin 2.23% (3bps) Impairments as % of L&A (0.2%) nm Return on tangible equity 3% nm Adj. return on tangible equity (1) 14% +9ppts Cost - income ratio 96% +1ppts Adj. cost - income ratio (1) 62% (2ppts) 22

Click to edit Master title style Q2 2015 vs. FY 2014 (1) Includes disposal groups (2) NPLs = Risk Elements in Lending in the RBS’s Interim Results on Form 6 - K. RBS Q2 2015 results – Balance Sheet ▪ TNAV of 380p – down 7p from FY 2014 ▪ RWAs down a further £29.5bn (8%) to £326.4bn. On track to be less than £300bn by the end of 2015 ▪ NPLs (2) declined by £3.6bn (16%) during the quarter primarily on continued RCR reduction. NPLs as a % of L&A down by 60bps from 5.4% to 4.8% ▪ Capital position continues to strengthen. CET1 ratio up a further 110bps to 12.3% ▪ Leverage ratio improved by 40bps to 4.6% (£bn) Q2 2015 FY14 vs. FY14 (%) TNAV per share (p) 380p 387p (7p) Tangible equity (£bn) 43.9 44.4 (1.0%) Customer balances Funded assets 683 697 (2.1%) Net loans & advances to customers (1) 380 395 (3.8%) Customer deposits (1) 413 415 (0.5%) Liquidity and funding Loan - to - deposit ratio (%) 92% 95% (300bps) Liquidity coverage ratio (%) 117% 112% +500bps Liquidity portfolio (£bn) 161 151 +6.6% Capital & leverage Leverage exposure (£bn) 875 940 (6.9%) Leverage ratio (%) 4.6% 4.2% +40bps CET1 capital (£bn) 40 40 +0.3% CET1 ratio (%) 12.3% 11.2% +110bps RWAs (£bn) 326.4 355.9 (8%) 23

Click to edit Master title style Contacts Robert Begbie RBS Deputy Treasurer robert.begbie@rbs.com +44 20 7678 8048 John Cummins RBS Treasurer john.cummins2@rbs.com +44 20 7678 1227 Our team is available to support your research Scott Forrest Head of Treasury DCM & Capital Strategy scott.forrest@rbs.com +44 20 7678 5313 Matthew Richardson Head of Debt Investor Relations matthew.richardson@rbs.com +44 20 7678 1800 Richard O’Connor Head of Investor Relations richard.oconnor@rbs.com +44 20 7672 1758 24

Click to edit Master title style Slide 7 RBS is committed to a leaner, less volatile business based around its core franchises of PBB and CPB . To achieve this goal a number of initiatives have been announced which include, but are not limited to, the planned restructure of CIB, the divestment of the remaining stake in Citizens, the exit of Williams & Glyn and the continued run down of RCR . Significant progress towards these exits is expected in 2015 . The following table illustrates the impact on certain key performance measures of these initiatives by showing the ‘Go - forward ’ profile of the bank and the segments, businesses and portfolios which it intends to exit based on 30 June 2015 results . This information is presented to illustrate the strategy and its impact on the business . The information presented on this table is non - GAAP and on a non - statutory basis, it has not been prepared in accordance with Regulation S - X and should be read in conjunction with the notes below as well as the section titled “Forward - looking Statements” on slide 2 . Notes to the table : (1) Excludes Williams & Glyn, currently mainly included in UK PBB but will be divested and is therefore included in the Exit Bank. (2) Excludes international private banking reclassified to disposal groups, currently included in Private Banking but will be div est ed and is therefore included in the Exit Bank. (3) The CIB segment is planning to restructure into CIB Go - forward and CIB Capital Resolution elements. The split is subject to further refinement. (4) Other Go - forward is primarily Centre, which includes the liquidity portfolio. (5) Does not reflect the cost base, funding and capital profile of a standalone bank. Operating expenses include charges based on an a ttr ibution of support provided by RBS to Williams & Glynn. For the quarter ended 30 June 2015 expenses incurred by Williams & Glynn were £91m. See appendix 4 of the RBS Interim Results fi led on Form 6 - K for more information. (6) On a non - statutory basis, see presentation of information on page 3 of the RBS Interim Results filed on Form 6 - K for more details. For reconciliation between non - statutory and statutory results, see pages 27 to 31 included in the RBS Interim Results filed on Form 6 - K. For the quarter ended 30 June 2015 on a statutory basis total income is £3.7 billion, operating expenses are £3.7 billion, impairment releases are £0.2 billion and operating profit before tax is £240 million. (7) Total adjusted operating expenses, adjusted operating profit and adjusted return on equity presented on a non - statutory basis; f or the quarter ended 30 June 2015 excludes restructuring costs of £1,050 million and litigation and conduct costs of £459 million ; for details of the adjustment to operating expenses and operating profit by segment see pages 27 to 31 of the RBS Interim Results filed on the Form 6 - K . RBS believes that presenting these measures on an adjusted basis allows a more meaningful analysis of RBS’s financial condition and the results of its operations. (8) Adjusted return on equity is based on non - statutory operating profit/(loss) for the quarter ended 30 June 2015 and excludes restructuring costs of £1,050 million, litigation and conduct costs of £459 million, gain on own credit adjustments of £168 million and includes operating profit of £232 million in relation to Citizens which is included in discontinued operations on a statutory basis. ROE is calculated using operating profit after tax on a non - statutory basis adjusted for preference share dividends divided by avera ge notional equity (based on 13% of average RWAe ). For quarter ended 30 June 2015 PBB adjusted ROE – 29%; CPB adjusted ROE - 13%. Return on equity for RBS for the quarter ended 30 June 2015 was 2.7%. (9) Total assets excluding derivatives, see pages 27 to 31 included in the RBS Interim Results filed on Form 6 - K for further details. Basis of preparation 25